Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
JLG Industries, Inc.
McConnellsburg, PA 17233
     We consent to the incorporation by reference in the following Registration Statements of JLG Industries, Inc.:

Form	Registration Number
S-8	33-60366
S-8	33-61333
S-8	33-75746
S-8	333-71432
S-8	333-110798
S-8	333-114424
of our reports dated September 15, 2006 with respect to the consolidated financial statements of JLG Industries, Inc., JLG Industries, Inc. management’s assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of JLG Industries, Inc., included in the Annual Report (Form 10-K) for the year ended July 31, 2006.
/s/ Ernst & Young LLP
Baltimore, Maryland
September 29, 2006